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                                                                   EXHIBIT 23.1









                         Consent of Independent Auditors


The Board of Directors
Performance Food Group Company:

We consent to incorporation by reference in the registration statement on Form S-8 of Performance Food Group Company of our reports dated February 7, 1999, relating to the consolidated balance sheets of Performance Food Group Company and subsidiaries as of January 2, 1999 and December 27, 1997, the related consolidated statements of earnings, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended January 2, 1999, and the related financial statement schedule, which reports are included in the January 2, 1999 annual report on Form 10-K of Performance Food Group Company, incorporated by reference into the registration statement.


                                                  /s/ KPMG LLP


Richmond, Virginia
May 5, 1999